                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                         AMERITRANS CAPITAL CORPORATION
            ---------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Delaware                                        52-2102424
    -----------------------                            -------------------
    (State of Incorporation                             (I.R.S. Employer
       or organization)                                Identification No.)

              747 Third Avenue, 4th Floor, New York, New York 10017
          ----------------------------------------------------------
                    (Address of principal executive offices)

     Securities to be Registered Pursuant to Section 12 (b)of the Act: None

       Securities to be Registered Pursuant to Section 12(g) of the Act:

                         Common Stock, $.0001 par value
                         ------------------------------
                                (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  Description of Registrant's Securities to be Registered.

         The authorized capital stock of Ameritrans Capital Corporation (the "Company" or "Ameritrans") consists of 5,000,000 shares, $.0001 par value, of common stock (the "Common Stock"), of which one (1) share is currently issued and outstanding, and 1,000,000 shares of "blank check" preferred stock (the "Preferred Stock"), none of which are issued and outstanding. On September 22, 1998, the Company filed a Registration Statement on Form N-14 (File No. 333-63951), relating to a proposed one-for-one share exchange with the shareholders of Elk Associates Funding Corporation ("Elk") in which the Elk shareholders would receive shares of Ameritrans and Elk would become a wholly-owned subsidiary of Ameritrans. As of June 30, 1999, there were 1,745,600 shares of Elk common stock issued and outstanding and approximately 274 holders of record of Elk common stock.

Common Stock

         The holders of Common Stock are entitled to one (1) vote per share on all matters submitted to a vote of stockholders. Holders of Common Stock have neither cumulative voting rights (which means that the holders of a majority of the outstanding shares of Common Stock may elect all of the directors) nor any preemptive rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor.

         In order to qualify as a "regulated investment company" under the Internal Revenue Code, the Company is required to distribute as dividends to its stockholders, for each fiscal year, at least 90% of its taxable income and 90% of the excess of its tax-exempt income over certain disallowed deductions. In addition, in order to avoid a non-deductible 4% excise tax on any undistributed income, the Company is required to distribute as dividends, within each calendar year, at least 98% of its ordinary income for such calendar year and 98% of its capital gain net income for the one-year period ending on October 31 of such calendar year. In the event of a liquidation, dissolution or winding up of Ameritrans, holders of Common Stock will be entitled to receive a ratable portion of the assets of Ameritrans remaining after provision for payment of creditors. All of the outstanding shares of Common Stock are fully paid and non-assessable.

ITEM 2.  Exhibits

Exhibit No. Description

      a.    Certificate of Incorporation*

      b.    By-laws*

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*   Incorporated by reference from the Registrant's Registration Statement on Form N-14 (File No. 333-63951), initially filed September 22, 1998.


ELK\ACC8A.v1

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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         Ameritrans Capital Corporation


                                         By:   /s/ Gary C. Granoff
                                               --------------------------------
                                               Gary C. Granoff, President


Dated:   July 28, 1999


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